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                                                                     Exhibit 5.1

                          [VINSON & ELKINS LETTERHEAD]




                                 June 12, 1996


Positron Corporation
16350 Park Ten Place
Houston, Texas 77084

Ladies and Gentlemen:

         This firm has acted as counsel for Positron Corporation, a Texas corporation (the "Company"), in connection with filing of the Company's Registration Statement S-3 (the "Registration Statement") under the Securities Act of 1933 (the "Securities Act"), registering the offer and sale of 2,897,267 shares (the "Shares") of common stock, par value $.01 per share (the "Common Stock"), of the Company underlying a portion of the outstanding Redeemable Warrants of the Company.

         In reaching the opinions set forth herein, this firm has examined and is familiar with originals or copies, certified or otherwise, of such documents and records of the Company and such statutes, regulations and other instruments as we have deemed necessary or advisable for purposes of this opinion, including (i) the Registration Statement, (ii) the Articles of Incorporation of the Company, as filed with the Secretary of State of the State of Texas, (iii) the By-Laws of the Company, and (iv) the Amended and Restated Warrant Agreement dated as of April 14, 1994, by and between the Company and Continental Stock Transfer & Trust Company, which governs the Redeemable Warrants.

         This firm has assumed that (i) all information contained in all documents reviewed by this firm is true, correct and complete, (ii) all signatures on all documents reviewed by this firm are genuine, (iii) all documents submitted to this firm as originals are true and complete, (iv) all documents submitted to this firm as copies are true and complete copies of the originals thereof, and (v) all persons executing and delivering originals or copies of documents examined by this firm were competent to execute and deliver such documents.

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Positron Corporation
June 12, 1996
Page 2

         Based on the foregoing and having due regard for the legal considerations this firm deems relevant, this firm is of the opinion that each of the Shares when issued, upon exercise of the Redeemable Warrants in accordance with the terms thereof, will be validly issued, fully paid and non-assessable.

         This opinion is limited in all respects to the laws of the State of Texas and the federal laws of the United States of America.

         This opinion letter may be filed as an exhibit to the Registration Statement. Consent is also given to the reference to this firm under the caption "Legal Matters" in the Registration Statement, and in the Prospectus included in the Registration Statement, as having passed on the validity of the Shares. In giving this consent, this firm does not thereby admit that it comes within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission promulgated thereunder.

                                                      Very truly yours,

                                                      /s/ Vinson & Elkins L.L.P.